Exhibit 99.1

                                                              News

Contacts:

Media:

Sheryl Williams

610-738-6493

swilliams@cephalon.com

Investors:
Robert (Chip) Merritt
610-738-6376 office
cmerritt@cephalon.com

For Immediate Release

Cephalon Expects First Quarter 2007 Results to Exceed Expectations

Company Raises Full-Year 2007 Income Per Share Guidance

Frazer, Pa. — April 25, 2007 — Cephalon, Inc. (Nasdaq: CEPH) today announced that, based on preliminary financial results, it expects basic adjusted income per common share for the first quarter of 2007 to exceed its previously issued guidance by approximately 50 percent, largely driven by lower expenses and stronger than expected pain franchise sales.  Revised first quarter 2007 basic adjusted income per common share guidance is now $1.40 - $1.45.  The company also anticipates that net sales for the first quarter of 2007 will be approximately $420 million, compared to its previously issued sales guidance of $400 - $410 million.

The company is increasing its full-year 2007 adjusted net income guidance by $33 million to $292 - $298 million and its basic adjusted income per common share guidance by $0.50 to $4.40 - $4.50.  Preliminary basic adjusted income per common share amounts for the first quarter of 2007 and full-year 2007 guidance are reconciled below.  Total sales guidance for 2007 remains unchanged; the company will update the mix of sales guidance, along with SG&A and R&D guidance, when it releases first quarter 2007 results on Tuesday, May 1, 2007 at 4:30 p.m. U.S. EST.

On May 1, 2007 at 5:00 p.m. U.S. EST, the company will host a conference call with investors to discuss the company’s first quarter 2007 performance. To participate in the conference call, dial 1-913-981-4911 and refer to conference code number 8754971. Investors can listen to the call live by logging on to the company’s website at http://www.cephalon.com and clicking on “Newsroom,” then “Webcast.” The conference call will be archived and available to investors for one week after the call.

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SOURCE:  Cephalon, Inc. ● 41 Moores Road ● Frazer, PA  19355 ● (610) 344-0200 ● Fax (610) 344-0065

Cephalon, Inc.

Founded in 1987, Cephalon, Inc. is an international biopharmaceutical company dedicated to the discovery, development and marketing of innovative products in four core therapeutic areas: central nervous system, pain, oncology and addiction. Cephalon currently employs approximately 3,000 people in the United States and Europe. Cephalon’s U.S. headquarters are located in Frazer, Pennsylvania, with offices, laboratories and manufacturing facilities in West Chester, Pennsylvania, Salt Lake City, Utah, and suburban Minneapolis, Minnesota. Cephalon’s European headquarters are located in Maisons-Alfort, France.

The company currently markets six proprietary products in the United States: PROVIGIL® (modafinil), FENTORA® (fentanyl buccal tablet) [C-II], ACTIQ® (oral transmucosal fentanyl citrate) [C-II], GABITRIL® (tiagabine hydrochloride), TRISENOX® (arsenic trioxide) injection, and VIVITROL® (naltrexone for extended-release injectable suspension). Full prescribing information on its U.S. products is available at http://www.cephalon.com or by calling 1-800-896-5855.

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In addition to historical facts or statements of current condition, this press release may contain forward-looking statements. Forward-looking statements provide Cephalon’s current expectations or forecasts of future events. These may include statements regarding anticipated scientific progress on its research programs; development of potential pharmaceutical products, interpretation of clinical results; prospects for regulatory approval; manufacturing development and capabilities; market prospects for its products; sales and earnings guidance, including the amount by which actual first quarter 2007 financial results exceed the company’s previously issued guidance, the amounts included in the reconciliation attached to this press release and any future changes to full year 2007 guidance; and other statements regarding matters that are not historical facts.  You may identify some of these forward-looking statements by the use of words in the statements such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” or other words and terms of similar meaning. Cephalon’s performance and financial results could differ materially from those reflected in these forward-looking statements due to general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industries as well as more specific risks and uncertainties facing Cephalon such as those set forth in its reports on Form 8-K, 10-Q and 10-K filed with the U.S. Securities and Exchange Commission. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. Therefore, you should not rely on any such factors or forward-looking statements. Furthermore, Cephalon does not intend to update publicly any forward-looking statement, except as required by law. The Private Securities Litigation Reform Act of 1995 permits this discussion.

This press release and/or the financial information attached to this press release include “Adjusted Net Income Guidance” and “Basic Adjusted Income per Common Share Guidance,” amounts that are considered “non-GAAP financial measures” under SEC rules. As required, we have provided reconciliations of these measures. Additional required information is located in the Form 8-K furnished to the SEC in connection with this press release.

CEPHALON, INC. AND SUBSIDIARIES

Reconciliation of Projected GAAP Basic Income per Common Share
to Projected Basic Adjusted Income Per Common Share
(Unaudited)

	Three Months Ended
	March 31, 2007

Projected GAAP basic income per common share	$1.09	—	$1.14

Amortization of current intangibles	$0.32	—	$0.32
Research and development collaboration agreement	$0.15	—	$0.15
Tax effect of pre-tax adjustments at the applicable tax rates	$(0.16)	—	$(0.16)

Projected basic adjusted income per common share	$1.40	—	$1.45

The above reconciliation reflects certain assumptions including:

 • Adjusted effective tax rate of approximately 35 percent for 2007; and

 • Weighted average number of common shares outstanding of 65.8 million shares for the three months ended March 31, 2007.

Reconciliation of Projected GAAP Basic Income per Common Share
to Basic Adjusted Income Per Common Share Guidance
(Unaudited)

	Twelve Months Ended
	December 31, 2007

Projected GAAP basic income per common share	$3.47	—	$3.57

Amortization of current intangibles	$1.28	—	$1.28
Research and development collaboration agreement	$0.15	—	$0.15
Tax effect of pre-tax adjustments at the applicable tax rates	$(0.50)	—	$(0.50)

Basic adjusted income per common share guidance	$4.40	—	$4.50

The Company’s guidance is being issued based on certain assumptions including:

 • Adjusted effective tax rate of approximately 35 percent for 2007; and

 • Weighted average number of common shares outstanding of 66.3 million shares for the twelve months ended December 31, 2007.